Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	MEDIA Scott Schroeder Vice President of Marketing and Corporate Communications Developers Diversified 216.755.5500 INVESTORS Kate Deck Investor Relations Director Developers Diversified 216.755.5500
Developers Diversified Realty Corporation Names
David J. Oakes Senior Executive Vice President & Chief Financial Officer
BEACHWOOD, Ohio, February 18, 2010 – Developers Diversified Realty Corporation (NYSE: DDR) today announced the appointment of David J. Oakes as senior executive vice president & chief financial officer. Mr. Oakes had most recently served as senior executive vice president of finance, chief investment officer & interim chief financial officer.
Developers Diversified president & chief executive officer, Daniel B. Hurwitz, commented, “After an extensive national search and meeting an extremely talented pool of candidates, it became patently obvious that the most qualified candidate was David. Over the past 18 months he has developed and executed the restructuring strategy for our balance sheet, raised over $2 billion of capital, has emerged as an internal leader and is widely respected by the investing and lending communities. I have valued my partnership with him as CIO and look forward to his continued prudent financial leadership as CFO.”
Mr. Oakes commented, “I am honored by this appointment and excited by the opportunity to take even greater responsibility within this high-quality organization. We have made great strides during the past year, particularly related to strengthening the balance sheet, and I am very enthusiastic about our opportunities to continue to improve and generate strong shareholder returns with a reduced risk profile.”
As chief financial officer, Mr. Oakes will have primary responsibility for the capital markets, budgeting, tax, investor relations, property and corporate accounting, audit, and external reporting functions. He will continue to serve on the Company’s executive, compensation and management committees, and chair the investment committee.
In Developers Diversified’s continued effort to attract and retain high quality talent, a search for Mr. Oakes successor as the Company’s senior investment officer has commenced.

Mr. Oakes joined Developers Diversified as executive vice president of finance & chief investment officer in April 2007. Mr. Oakes was promoted to senior executive vice president of finance & chief investment officer in December 2008.
Prior to joining Developers Diversified, Mr. Oakes served as senior vice president and portfolio manager at Cohen & Steers Capital Management. In his role, he oversaw the firm’s global and international real estate securities portfolios for the oldest and largest dedicated real estate securities fund manager. Previously he worked as research analyst in global investment research at Goldman Sachs, where he covered U.S. REITs.
Mr. Oakes earned his bachelor’s degree at Washington University in St. Louis and is a Chartered Financial Analyst (CFA). He is a member of the International Council of Shopping Centers (ICSC) and the New York Society of Securities Analysts.
About Developers Diversified Realty
Developers Diversified owns and manages approximately 665 retail operating and development properties in 44 states, Brazil, Canada and Puerto Rico. Totaling more than 147 million square feet, the Company’s shopping center portfolio features open-air, value-oriented neighborhood and community centers, mixed-use centers and lifestyle centers located in prime markets with stable populations and high-growth potential. Developers Diversified is the largest landlord in Puerto Rico and owns a premier portfolio of regional malls in and around Sao Paulo, Brazil. Developers Diversified is a self-administered and self-managed REIT operating as a fully integrated real estate company. Additional information about the Company is available on the Internet at www.ddr.com.
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